Exhibit 99.1

iBio Reports Fiscal Third Quarter 2025 Financial Results

SAN DIEGO, May 2, 2025 (GLOBE NEWSWIRE) -- iBio, Inc. (Nasdaq:IBIO), today reported financial results for the third quarter ended March 31, 2025, and provided a corporate update on its progress.

“During the third quarter we were able to broaden our access to investors given our move to Nasdaq and subsequently in April strengthened our financial position with a $6.2 million warrant inducement equity raise, positioning us for continued growth and keeping us on track for regulatory submission of IBIO-600 in 2026,” said Martin Brenner, Ph.D., DVM, iBio’s Chief Executive Officer and Chief Scientific Officer. “At the same time, we made significant strides in our pipeline, with promising non-human primate data for IBIO-600 and the in-licensing of a first-in-class Activin E antibody, two antibodies we truly believe are bringing us closer to fulfilling our mission of delivering transformative therapies to patients suffering from cardiometabolic diseases and obesity.”

Fiscal Third Quarter 2025 & Recent Corporate Updates:

●	Began trading on the Nasdaq Stock Exchange under the ticker symbol “IBIO,” marking a significant corporate milestone that enhances visibility, improves trading liquidity, and aligns with the company’s strategy to attract long-term institutional investors.
●	Reported non-human primate data for IBIO-600, a potentially best-in-class long-acting anti-myostatin antibody, demonstrating extended half-life and dose dependent muscle growth. Simultaneously, iBio announced interim in vivo results for a first-in-class Activin E antibody showing fat-selective weight loss alone and in combination with semaglutide.
●	In-licensed the aforementioned first-in-class Activin E-targeting antibody from AstralBio, expanding iBio’s cardiometabolic and obesity pipeline.
●	Raised $6.2 million in gross proceeds through a warrant inducement transaction with institutional investors, strengthening our balance sheet and providing additional working capital to support advancements in our pipeline.

Fiscal Third Quarter 2025 Financial Results:

●	R&D expenses for the three months ending March 31, 2025 and 2024 were $1.9 million and $0.9 million, respectively, an increase of approximately $1.0 million. The growth in R&D expenses is mainly due to increased spending on consultants and outside services, consumable supplies, and personnel-related costs as a result of advancing research activities to support our IBIO-600 and Activin E programs.
●	G&A expenses for the three months ending March 31, 2025 and 2024 were approximately $3.0 million and $2.7 million, respectively, an increase of $0.3 million. The increase is primarily attributable to growth in IT related costs, consulting fees and franchise taxes, partially offset by lower professional service fees.

●	Net loss from continuing operations for the three months ending March 31, 2025 was approximately $4.9 million, or $0.49 per share, compared to a net loss from continuing operations of approximately $2.6 million, or $0.71 per share, in the same period of fiscal 2024.
●	Cash, cash equivalents and restricted cash as of March 31, 2025, was approximately $5.2 million, inclusive of $0.2 million of restricted cash. Subsequent to the warrant inducement transaction in April, cash, cash equivalents and restricted cash was approximately $10.5 million as of May 1, 2025.

About iBio, Inc.

iBio (Nadaq: IBIO) is a cutting-edge biotech company leveraging AI and advanced computational biology to develop next-generation biopharmaceuticals for cardiometabolic diseases, obesity, cancer and other hard-to-treat diseases. By combining proprietary 3D modeling with innovative drug discovery platforms, iBio is creating a pipeline of breakthrough antibody treatments to address significant unmet medical needs. Our mission is to transform drug discovery, accelerate development timelines, and unlock new possibilities in precision medicine.  For more information, visit www.ibioinc.com or follow us on LinkedIn.

Safe Harbor Statement

Any statements contained in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements include statements regarding the events of the quarter ended March 31, 2025 and April 2025 positioning the Company for continued growth; the Company's progress toward a regulatory submission of IBIO-600 in 2026; the promise of the non-human primate data for IBIO-600; IBIO-600 and Activin E antibody bringing the Company closer to delivering transformative therapies; the Company's listing on Nasdaq enhancing visibility, improving trading liquidity, and attracting long-term institutional investors; IBIO-600's potential to be a best-in-class long-acting anti-myostatin antibody; and the proceeds of the warrant inducement transaction being used to support advancements to the Company's pipeline. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including iBio’s ability to submit a regulatory submission of iBIo-600 in 2026; to successfully develop iBIO-600 and Activin E antibody; attract long term institutional investors; -leverage its AI-driven platform to transform the treatment landscape for patients with cardiometabolic diseases and obesity with more effective, targeted therapies addressing the underlying causes of these conditions while improving overall metabolic health and quality of life; extend the half-life of IBIO-600; advance as a clinical-stage biotech; create a pipeline of breakthrough antibody treatments to address significant unmet medical needs; and transform drug discovery, accelerate development timelines, and unlock new possibilities in precision medicine the ability to advance iBio’s internal pipeline priorities in immuno-oncology and cardiometabolics, and drive partnerships in new therapeutic areas, the ability to finance when needed and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2024, and the Company’s subsequent filings with the SEC, including subsequent periodic reports on Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, iBio, Inc.  specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Corporate Contact:
iBio, Inc.
Investor Relations
ir@ibioinc.com

Media Contacts:
Ignacio Guerrero-Ros, Ph.D., or David Schull
Russo Partners, LLC
Ignacio.guerrero-ros@russopartnersllc.com
David.schull@russopartnersllc.com
(858) 717-2310 or (646) 942-5604